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                                ITEX CORPORATION
                (Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

      ITEX CORPORATION ANNOUNCES THIRD CONSECUTIVE QUARTER OF PROFITABILITY

Sacramento - CA - December 16, 2002 - ITEX Corporation,  (OTCBB: ITEX) a leading business services and trading company, today announced the operating results for its first quarter ending October 31, 2002.

First Quarter Results

For the quarter  ending  October 31, 2002,  the Company  generated net income of
$122,000  compared to a net loss of $725,000 for the same period last year. This marks  the third  consecutive  quarter  the  Company  has  shown  profitability.
Earnings before interest,  taxes, depreciation and amortization (EBITDA) for the quarter  were  $266,000  compared to a loss of $441,000 for the same period last year. Revenue from the trade exchange increased $158,000,  or 6.3% from the same period last year.

The significant  improvement in the financial  performance for the first quarter is primarily the result of the  comprehensive  corporate  restructuring  program initiated in November 2001. The Company  embarked on a targeted  program of cost reduction, trimmed the number of management, indirect, and non-essential support staff in both the corporate and regional  offices,  and eliminated the Corporate
Trade  Department.  The  Company  also sold  several  regional  offices  to ITEX
Independent  Licensed Brokers,  further reducing  expenses,  while maintaining a substantial  interest in the revenue stream generated from those offices through trade transaction and association fees.

ITEX Corporation First Quarter Operational Highlights:

o    Corporate SG&A expenses decreased $681,000 as compared to the first quarter fiscal  2002.  This  decrease of 44.2%  includes  the  reduction  in wages, salaries, and benefits of $540,000 from the first fiscal quarter 2002.
o    The Company  completed the  applications  for franchise  registration in 50
     States within the U.S.
o    The first U.S. ITEX Franchise was sold and placed in Florida.
o    TEAM (Trade  Exchange  Account  Management  program),  an  industry-leading proprietary software platform, was launched and implemented.
o    The  Company  was  accepted  as a member of the  International  Franchising
     Association (IFA).
o    The  Company was the Gold  Sponsor of the  International  Reciprocal  Trade
     Association (IRTA) International Convention, in St. Petersburg, Florida.

Lewis "Spike" Humer,  ITEX President and Chief Executive  Officer stated,  "ITEX
Corporation is a "new" corporation--restructured, refocused, and revitalized. In the last nine-months  where we completed the majority of the  restructuring,  we have  shown a profit of  $409,000  compared  to the loss of  $2,512,000  for the nine-months  preceding the initiation of the  restructuring  program.  This is a bottom-line  improvement of almost three million dollars in an incredibly  short period of time."

He  continued,  "During the first  quarter of fiscal year 2003,  we continued to invest in our franchise  initiatives  and our training and support  systems.  In addition, we launched an industry-leading  proprietary software platform for our
20,000-member  trade  exchange.  We implemented  numerous  customer  service and member  retention  programs,  and continued to reduce  short-term debt and other cash  drains,  such as  miscellaneous  legal  fees  related  to  matters  of the
Company's  past.  It is our hope and  expectation  to continue to build upon the performance  of our  recent  quarters.  In the  second  quarter  FY2003,  we are planning to embark upon an aggressive  path of future revenue growth through the placement of new franchises,  the enrollment of additional members into the ITEX
Trade Exchange,  and the increased trading volumes within our extensive business network."

Humer  concluded  by  stating,  "The  turnaround  of the last year was  balanced between the need to rebuild our  infrastructure and the necessity to immediately stabilize  the  financial  position  of the  corporation  through  prudent  cost reductions.  In the forthcoming quarters,  we will be aggressively  marketing to add new members,  sell and place  additional  franchises,  and increase the ITEX brand awareness.  While our growth will be tempered by our projected cash flows, we are working diligently to increase our revenues  throughout fiscal year 2003.
Overall, the next twenty-four months will be focused on profitable and effective growth in the  business  services  market  and the  expansion  of the ITEX Trade
Exchange through organic growth and systematic acquisitions."

                                ITEX CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                          October 31,   July 31,
                                                             2002         2002
                                                          (unaudited)
                                                         ------------  -----------
                        Assets
Current assets ...................................         $    1,477  $    1,190

Long-term assets .................................              1,410       1,517
                                                         ------------  -----------
   Total assets ..................................         $    2,887  $    2,707
                                                         ============  ===========

         Liabilities and stockholders' EQUITY
Total current liabilities ........................         $    2,591  $    2,518
Long-term liabilities ............................                134         149
Stockholders' equity .............................                162          40
                                                         ------------  -----------
   Total liabilities and stockholders' equity.....         $    2,887  $    2,707
                                                         ============  ===========

                                ITEX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             FOR THE QUARTERS ENDED
                            OCTOBER 31, 2002 AND 2001
                    (In thousands, except per share amounts)

                                                Three Months Ended
                                                    October 31,
                                               --------------------
                                                 2002         2001
                                              (unaudited) (unaudited)
                                               --------    --------

Trade exchange revenue .....................   $  2,662    $  2,504
                                               --------    --------

Costs and expenses:
  Costs of trade exchange revenue ..........      1,510       1,353
  Selling, general and administrative ......        859       1,540
  Costs of regulatory and litigation matters         27         175
        Depreciation and amortization ......        136         251
                                               --------    --------
                                               --------    --------
                                                  2,532       3,319

Income (loss) from operations ..............        130        (815)
                                               --------    --------

Other (expense) income .....................         (8)         90
                                               --------    --------

Net income (loss) ..........................   $    122    $   (725)
                                               ========    ========

Earnings (loss) per common share - basic
and diluted ................................   $    .01    $  (0.05)
                                               ========    ========

Weighted average common shares
     Basic .................................     17,725      15,989

     Diluted ...............................     18,081      15,989

      About ITEX:

     Founded  in 1982,  ITEX  Corporation  (HTTP://WWW.ITEX.COM)  is a  business services and trading  company with domestic and  international  operations.
     ITEX has  established  itself as the  leader  among the  roughly  450 trade exchanges in North  America by  facilitating  barter  transactions  between member  businesses of its Retail Trade Exchange.  At the retail,  corporate
     and   international   levels,   modern  barter  business  enjoys  expanding
     sophistication,   credibility,   and  acceptance.  ITEX  helps  its  member
     businesses  improve sales and  liquidity,  reduce cash  expenses,  open new markets and  utilize the full  business  capacity of their  enterprises  by providing an alternative channel of distribution  through a network of five company offices and more than ninety licensees worldwide.

This press release  contains  certain  forward-looking  statements  and comments within the safe  harbor  provisions  established  under The  Private  Securities
Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties  and  other  factors  that may  cause the  actual  results  of the operations of ITEX to be materially different from those expressed or implied in such statements.  These factors  include,  but are not limited to the continuing development of successful marketing  strategies for the company's concepts;  the effect of international, national, and regional economic conditions; the ability of the company to satisfy its debt  obligations;  the  availability  of adequate
working  capital;   competitive   barter  exchanges;   changes  in  legislation;
demographic  changes,  the  ability to attract and retain  qualified  personnel;
changes in business strategy or development  plans;  business  disruptions;  and changes  in the demand  for goods and  services  offered by members of its trade exchange.  These risk factors and others are  discussed in the periodic  reports and filings of ITEX  Corporation  with the Securities  and Exchange  Commission, including but not limited to its Form 10-KSBs and Form 10-QSBs.  All  statements other than  statements  of  historical  fact  included  in this  press  release, including  without  limitations,  the  company's  business  strategy,  plans and objectives, are forward-looking statements.

ITEX   Contact:   Lewis   "Spike"   Humer   at   916.679.1122   or   e-mail   at
SPIKE.HUMER@ITEX.COM